MEDICAL SERVICES AGREEMENT

ORIGINAL

BALTIMORE COUNTY, MARYLAND
CONTRACT

THIS AGREEMENT made this 29th day of March, 2007, (the "Agreement") is by and between Baltimore County, Maryland, a body corporate and politic, (hereinafter "County") and CONMED, Inc., 9375 Chesapeake Street, #203, LaPlata, Maryland 20646 (hereinafter the "Contractor").

WHEREAS, the said Contractor, in consideration of the payments hereinafter specified and agreed to be made by said County, hereby covenants and agrees to perform all services, in strict and entire conformity with Attachment A entitled, "Services to be Performed", any Purchase Order subsequently issued and the Request for Proposal No. 205771 and the response and any amendments and revisions thereto and the parties understand and agree that the pricing terms in the best and final bid dated July 11, 2006 supercedes the pricing terms in Contractor's original bid and the best and final bid pricing terms shall control, as revised and/or supplemented by the Contractor's September 5, 2006 letter (collectively, the "Bid").

NOW THEREFORE, in consideration of the mutual promises and covenants, the parties hereto agree that the County shall pay the Contractor, an amount as set forth herein, for services rendered in accordance with this Agreement, the other attachments hereto and if applicable, the Bid and the Purchase Order all of which are hereby incorporated into and made a part of this Agreement. Notwithstanding any other terms or provisions of this Agreement, in the event the County is temporarily or permanently prevented, restricted or delayed in the performance of any or all of the duties and obligations imposed upon or assumed by it hereunder, by act of the General Assembly of Maryland or the Baltimore County Council, by a court of competent jurisdiction or by administrative delay not due to the fault of the County (and its members and agents) shall not be liable directly or indirectly for any claims caused to or suffered by the Contractor or any other person in connection with or as a result of such prevention, restriction or delay. In addition the parties hereto agree as follows:

1. Contractor's Duties.

The Contractor shall be an independent Contractor and not an employee of the County, and shall be responsible for the reporting and remittance of all state and federal taxes. The Contractor shall perform the services outlined in Attachment A hereto. The Contractor's services will be provided with due care and in a manner satisfactory to the County and in accordance with all applicable professional standards.

2. Compensation.

2.1 In consideration of the services to be provided by the Contractor, the County shall pay the Contractor (a) Five Million Five Hundred Sixty-Nine Thousand Eight Hundred Five Dollars ($5,569,805.00) per contract year for all services provided and (b) Five Dollars and Ten Cents ($5.10) per inmate per day only for any inmates in excess of 1,350 excluding and other than home detention inmates. The County shall grant a price escalation in each year subsequent to September 14, 2007 in accordance with the current Consumer Price Index at the time up to a maximum 5% increase on the current pricing. For purposes of this section, “Consumer Price Index” shall mean the Consumer Price Index-All Urban Consumers-United States Average-All Items (CPI-U), as published by the United States Department of Labor, Bureau of Labor Statistics. The contractor must request the escalation in writing ninety days prior to the end of the then-current term.

2.2 The Contractor shall submit invoices to the County monthly. The Contractor's invoices shall reflect the:

•	Contractor's name
•	Address
•	Federal tax identification number
•	Order number and line number(s) that correspond with resulting orders
•	Services performed during the preceding billing period

Original invoices shall be submitted to Office of Budget and Finance, Disbursements, 400 Washington Avenue, Room 148, Towson, Maryland 21204. Invoices in the proper form and approved by the County shall be paid by the County within thirty (30) days of receipt thereof. The County reserves the right to approve such invoices. If, in the exercise of its reasonable business judgment, it requires more detail to determine if an invoice should be paid, the County shall make a request for such information within 30 days of receipt of an invoice and Contractor shall promptly respond thereto.

2.3 In no event shall the compensation paid to the Contractor exceed the County Council approved appropriation during the entire term of this Agreement including renewals thereof.

3. Term.

3.1 This Agreement shall be effective September 15, 2006 and shall continue through September 14, 2009 (the "Initial Term"), at which time the County may exercise its option to renew set forth in Paragraph 3.2 below, unless sooner terminated pursuant to this Agreement.

3.2 The County reserves the right to renew this Agreement for six (6) years, in two (2) three-year increments, on the same terms and conditions set forth herein. The County will automatically renew this Agreement at the end of the Initial Term and each renewal term (except the last) unless it provides notice of non-renewal to the Contractor ninety (90) days prior to the end of the then current term. Unless set forth in a written amendment, the compensation and manner of payment set forth in Paragraph 2 shall remain as is including the maximum amount of compensation available hereunder. In the event any renewal changes the terms and conditions set forth herein, the approval of the Baltimore County Council may be required.

4. Contractor's Representations and Warranties. The Contractor hereby represents and warrants the following:

4.1 The Contractor is a corporation, duly formed and validly existing under the laws of the State of Maryland and qualified to do business and in good standing in the State of Maryland.

4.2 The Contractor has the power and authority to consummate the obligations and responsibilities contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance required under this Agreement.

4.3 The person executing this Agreement for the Contractor warrants that he is duly authorized by the Contractor to execute this Agreement on the Contractor's behalf.

4.4 The professional services to be provided under this Agreement shall be performed competently and with due care, and in accordance with all applicable laws, codes, ordinances and regulations and licensing requirements.

4.5 The Contractor has obtained and shall continue to maintain, at its own cost, such licenses and certifications as are necessary to provide the services rendered under this Agreement, and shall present such licenses to the County upon its request for the same.

4.6 The financial condition of the Contractor shall be satisfactory to the County and there shall have been delivered to the County such written statements, schedules or reports in such form, containing such information and accompanied by such documents as may be satisfactory to the County concerning the financial condition of Contractor. Such documentation shall fairly and accurately present the financial condition of Contractor as of their date and the results of its operations for the period then ended. There has been no material adverse change in the financial condition of the Contractor or the results of its operations since the date of such financial statements.

4.7 All representations and warranties made in the Procurement Affidavit, the Bid response and this Agreement remain true and correct in all respects.

5. County's Representation and Warranties. The County hereby represents and warrants that the person executing this Agreement for the County is duly authorized by the County to execute this Agreement on the County's behalf.

6. Termination for Convenience.

6.1 The County may terminate this Agreement, without cause, by providing written notice thereof to the Contractor at least ninety (90) days prior to the intended date of termination at the address set forth below, or at such other address as may be later designated by the Contractor in writing. The Contractor acknowledges that the absence of a reciprocal right of termination for convenience does not render this Agreement illusory or unenforceable.

6.2 In the event of termination, without cause, the County shall advise the Contractor in writing of the termination date and of work to be performed during the final days prior to contract termination. The Contractor shall be paid for all reasonable costs incurred by the Contractor up to the date of termination set forth in the written notice of termination. Payment shall be made in accordance with the provisions of Paragraph 2 of this Agreement.

7. Insurance.

The Contractor shall provide evidence of insurance required by the County pursuant to the attached insurance requirements in the form and in amounts acceptable to the County. The Contractor shall maintain the insurance coverages required by the County while this Agreement is in force, and provide documentation of such insurance in a form satisfactory to the County. Such documentation may, in the discretion of the County, be in the form of binders or declarations from the insurance company. In the event of a conflict between the provisions of the attached insurance requirements and this Agreement, the provisions of this Agreement shall prevail.

8. Default and Cure Period. The term "Default" as used in this Agreement shall mean the occurrence or happening, from time to time, of any one or more of the following:

8.1  Representations and Warranties. If any representation or warranty contained in this Agreement, and if applicable, the Bid shall prove at any time to be materially incorrect or misleading in any material respect either on the date when made or on the date when reaffirmed.

8.2  Compliance with Covenants and Conditions. If the Contractor shall fail to comply with the terms of any covenant, condition, agreement or any express or implied warranty contained in this Agreement.

8.3 Performance of Contractual Obligations. If the services hereunder are not performed in good faith and in accordance with the provisions of this Agreement.

8.4 Conditions Precedent to Any Disbursement. If the Contractor shall be unable to satisfy any express condition precedent to its right to receive a disbursement.

8.5  Bankruptcy. If the Contractor becomes insolvent or generally does not pay its debts as they become due, or if a petition for relief is filed by the Contractor in a bankruptcy court, or if the Contractor applies for, consents to, or acquiesces in the appointment of a trustee, custodian, or receiver for the Contractor or any of its assets and property, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent, or acquiescence, a trustee, custodian, or receiver is appointed for the Contractor or for a substantial part of the assets and property of the Contractor and is not discharged within sixty (60) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding or case under any bankruptcy or insolvency or any dissolution or liquidation proceeding is instituted against the Contractor and is consented to or acquiesced in by the Contractor or remains for sixty (60) days un-dismissed; or the Contractor takes any action to authorize any of the actions described in this subsection.

8.6 Except in the event of willful or intentional misconduct, in the event the County or Contractor determines that a Default exists, it shall provide written notice to the party in Default. Subject to the time limits set forth in Section 8.5, the defaulting party shall be provided a period of thirty (30) days to cure any such Default. If the defaulting party does so, then any notice of Default shall be promptly rescinded and shall be of no further effect.

9. Remedies for Uncured Default.

9.1 The County shall have the right upon the happening of any Default and the passage of any cure periods therefor, without providing notice to the Contractor:

a. In addition to other available rights and remedies, to terminate this Agreement immediately, in whole or in part;

b. To suspend the Contractor's authority to receive any undisbursed funds; and/or

c.  To proceed at any time or from time to time to protect and enforce all rights and remedies available to the County, by suit or any other appropriate proceedings, whether for specific performance of any covenant, term or condition set forth in this Agreement, or for damages or other relief, or proceed to take any action authorized or permitted under applicable law or regulations.

9.2  Upon termination of this Agreement for default, the County will pay the Contractor for services provided up to the date of termination, less the amount of damages caused by the uncured default, all as reasonably determined by the County. If the damages exceed the undisbursed sums available for compensation, the County shall not be obligated to make any further disbursements hereunder. Any off-sets shall be determined by the County in the exercise of reasonable discretion. Contractor retains all rights and remedies to challenge any such determinations and actions by the County.

10. Remedies Cumulative and Concurrent.

No remedy herein conferred upon or reserved to either party is intended to be exclusive of any other remedies provided for in this Agreement, and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute. Every right, power and remedy given to either party shall be concurrent and may be pursued separately, successively or together against the other party, and every right, power and remedy given may be exercised from time to time as often as may be deemed expedient by the non--defaulting party.

11. Confidential Information.

Subject to any applicable law or regulation, neither party shall disclose any documentation and information previously in the public domain, disclosed to the other in the course of the performance of its duties hereunder with respect to past, present and future business, services and clients without the express written consent of the other party.

12. Conflict of Interest.

The Contractor represents and warrants that there exists no actual or potential conflict of interest between its performance under this Agreement and its engagement or involvement in any other personal or professional activities. In the event such conflict or potential conflict arises during the term of this Agreement, or any extension thereof, the Contractor shall immediately advise the County thereof.

13. Assignment.

13.1 Neither the County nor the Contractor shall assign, subcontract or transfer its interest or obligations under this Agreement to any third party, without the written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. The Contractor further agrees to provide a minimum of ninety (90) days' written notice to the County prior to entering into any bankruptcy, merger or consolidation where the surviving entity will be unwilling or unable to accept the Contractor's obligations hereunder, to enable the County to procure the goods or services elsewhere. In the event the cost of procuring such alternate goods or services increases the cost to the County, and/or delays delivery time of any product, in addition to any other remedies available to the County, the Contractor shall pay to the County, as damages, any additional costs incurred. Nothing herein shall eliminate or minimize the County’s duty to mitigate any such claimed damages.

13.2 Nothing herein shall be construed to create any personal or individual liability upon any employee, officer or elected official of the County, nor shall this Agreement be construed to create any rights hereunder in any person or entity other than the parties of this Agreement.

14. Delegation of Duties.

The Contractor shall not delegate the Contractor's duties under this Agreement without the prior written consent of the County.

15. Indemnification.

15.1  The Contractor shall defend, indemnify and hold harmless the County, its employees, agents and officials from any and all liabilities, claims, suits, or demands (including reasonable attorney’s fees) which may be incurred or made against the County, its employees, agents or officials resulting from any act or omission committed in the performance of the duties imposed by and performed under the terms of this Agreement by the Contractor or anyone under agreement with the Contractor to perform duties under this Agreement. The Contractor shall not be responsible for acts of gross negligence or willful misconduct committed by the County its agents, employees, consultants, or officials.

15.2  The Contractor shall also defend, indemnify and hold harmless the County, its employees, agents and officials from any and all liabilities, claims, suits, or demands (including reasonable attorney’s fees) which may be made against the County, its employees, agents or officials by any third party arising from the alleged violation of any third party's trade secrets, proprietary information, trademark, copyright, patent rights, or intellectual property rights in connection with the Contractor's work under this Agreement.

15.3  Both parties hereto shall cooperate with one another in the defense of any such claims, actions, suits, or demands, and shall not agree to the settlement of or admit liability for any such claim, demand, action or suit prior to a judgment theron without the prior written agreement of both parties. Upon receipt of written notice from the County of its receipt of such a claim, action, suit or demand, Contractor shall promptly and timely assume the investigation and defense thereof, including the employment of counsel and the payment of all losses, costs, damages, and expenses association therewith. Contractor shall cooperate with County and shall keep the County apprised of all defenses and settlement negotiations. The County shall have the right to review and approve any settlement to which it is a party, which approval shall not be unreasonably withheld, conditioned or delayed.

16. Integration and Modification.

This Agreement, including the documents referenced in the recitals hereto, sets forth the entire agreement between the parties relative to the subject matter hereof. No representation, promise or condition, whether oral or written, not incorporated herein shall be binding upon either party to this Agreement. No waiver, modification or amendment of the terms of this Agreement shall be effective unless made in writing and signed by an authorized representative(s) of the party sought to be bound thereby.

17. Fee Prohibition.

The Contractor warrants and represents that it has not employed or engaged any person or entity to solicit or secure this Agreement, and that it has not paid, or agreed to pay any person or entity a fee or any other consideration contingent on the making of this Agreement. If any suit, claim, or demand shall arise concerning such a fee, the Contractor agrees to indemnify and hold harmless the County, from all such claims, suits or demands.

18. No Partnership.

Nothing contained in this Agreement shall be construed in any manner to create any relationship between the Contractor and the County other than expressly specified herein and the Contractor and the County shall not be considered partners or co-venturers for any purpose on account of this Agreement.

19. Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Maryland.

20. Conflicting Terms.

20.1 The Contractor acknowledges that any Purchase Order issued on or after the effective date of this Agreement is hereby integrated and made a part of this Agreement, provided, however that any preprinted terms and conditions of any purchase order or other ordering document issued by the County in connection with this Agreement that are in addition to or inconsistent with the terms and conditions of the Agreement, shall not be binding on the Contractor and shall not be deemed to modify this Agreement.

20.2 In the event of a conflict between the Bid (including standard specifications) and this Agreement, the provisions of this Agreement (without the conflicting terms in the Bid) shall prevail.

20.3 If a conflict arises between the provisions of this Agreement and the Purchase Order, the provisions of this Agreement shall prevail.

21. Severability.

If any of the provisions in this Agreement are declared by a court or other lawful authority to be unenforceable or invalid for any reason the remaining provisions hereof shall not be affected thereby and shall remain enforceable to the full extent permitted by law.

22. Time is of the Essence.

Time is of the essence with respect to performance of the terms and conditions of this Agreement.

23. Funding.

The failure of the County to appropriate sufficient funds in any future fiscal year to provide funds for this Agreement shall entitle the County to terminate this Agreement without prior notice to the Contractor.

24. Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

25. Ownership of Goods.

All finished or unfinished work, reports, or goods that are the subject of this Agreement including any licenses or consents acquired by the Contractor for performance hereunder, shall be and shall remain the property of the County.

26. Discrimination Prohibited.

26.1 In the execution of the obligations and responsibilities hereunder, including, but not limited to, hiring or employment made possible by or relating to this Agreement, the Contractor shall not:

a. Fail or refuse to hire, or discharge, any individual, or otherwise to discriminate against any individual with respect to the individual's compensation, terms, conditions, or privileges of employment, because of such individual's race, color, religion, sex, age, national origin, marital status, sexual orientation, genetic information, or disability unrelated in nature and extent so as to reasonably preclude the performance of the employment, or because of the individual's refusal to submit to a genetic test or make available the results of a genetic test;

b. Limit, segregate, or classify its employees or applicants for employment in any way which would deprive or tend to deprive any individual of employment opportunities or otherwise adversely affect the individual's status as an employee, because of the individual's race, color, religion, sex, age, national origin, marital status, sexual orientation, genetic information, or disability unrelated in nature and extent so as to reasonably preclude the performance of the employment, or because of the individual's refusal to submit to a genetic test or make available the results of a genetic test; or

c. Request or require genetic tests or genetic information as a condition for hiring or determining benefits.

26.2 All solicitations or advertisements for employees shall state that the Contractor is an equal opportunity employer.

27. Reports I Information/Inspections I and Audits.

27.1 At any time during normal business hours and as often as the County may deem necessary, the Contractor shall make available to and permit inspection and copying by the County, its employees or agents, of all records, information and documentation of the Contractor related to the subject matter of this Agreement, including, but not limited to, all contracts, invoices, payroll, and financial audits.

27.2 If Contractor is in default, the County may request the Contractor, at the expense of the Contractor, to have performed an independent audit of the Contractor's financial information including, but not limited to, balance sheets, statement of revenue and expenses, and receipts and disbursements. The independent auditor selected shall be subject to the approval of the County.

28. Notice.

Any notice required to be delivered shall be deemed to have been received when the notice has been sent by certified mail, return receipt, overnight carrier, or hand delivered to the following address and individual or at such other address and/or such other individual as a party may identify in writing to the other party:

FOR THE COUNTY:
James P. O’Neill, Director
Department of Corrections
720 Bosley Avenue
Towson, Maryland 21204
(410) 512-3401
(410) 887-4644 Fax

FOR THE CONTRACTOR:
Richard W. Turner, President and CEO
CONMED, Inc.
9375 Chesapeake Street, #203
La Plata, Maryland 20646
(301)-609-8460
(301)-934-6983 Fax

WITH A COPY TO:
David H. Cox, Esquire
Jackson & Campbell, P.C.
1120 20th Street, NW, Suite 300-S
Washington, DC 20036
(202)-457-1634
(202)-457-1678 Fax

29. Recycled and Recyclable Products.

Any goods delivered under this Agreement that require packaging must be packed in recycled and recyclable materials.

30. Compliance With Federal HIPAA And State Confidentiality Laws

A. The Contractor acknowledges its duty to become familiar with and comply, to the extent applicable, with all requirements of the Federal Health Insurance Portability and Accountability Act (HIPAA), 42 U.S.C. §§ 1320 et seq., as the same may be amended from time to time and implementing regulations including 45 CFR Parts 160 and 164, as the same may be amended from time to time, the Contractor also agrees to comply with the Maryland Confidentiality of Medical Records Act (MCMRA), Md. Code Ann. Health-General §§4-301 et seq., as the same may be amended from time to time. This obligation includes:

1. As necessary, adhering to the privacy and security requirements for protected health information and medical records under federal HIPAA and State MCMRA and making the transmission of all electronic information compatible with the federal HIPAA requirements; and

2. Providing good management practices regarding all health information and medical records.

B. The Contractor must execute a business associate agreement as required by HIPAA regulations at 45 CFR §164.501, as the same may be amended from time to time. The fully executed business associate agreement must be submitted within 10 working days after notification of selection, or within 10 days after award, whichever is earlier. Upon expiration of the ten-day submission period, if the County determines that the Contractor has not provided the HIPAA agreement required by this Agreement, the Procurement Officer, upon review of the Baltimore County Office of Law, may determine the Contractor to be in default of this Agreement.

C. Protected Health Information as defined in the HIPAA regulations at 45 CFR 160.103 and 164.501, as, the same may be amended from time to time, means information transmitted as defined in the regulations, that is individually identifiable; that is created or received by a healthcare provider, health plan, public health authority, employer, life insurer, school or university, or healthcare clearinghouse; and that is related to the past, present, or future physical or mental health or condition of an individual, to the provision of healthcare to an individual, or to the past, present, or future payment for the provision of healthcare to an individual. The definition excludes certain education records as well as employment records held by a covered entity in its role as employer.

31. Political Contribution Disclosure Affirmation.

The Contractor affirms that it is aware of, and will comply with, the provisions of Sections 14-101 through 14-108 of the Election Law Article of the Annotated Code of Maryland, as the same may be amended from time to time, which require that every person who makes, during any 12-month period, one or more contracts, with one or more Maryland governmental entities involving cumulative consideration, of at least $100,000.00, shall file with the State Board of Elections certain specified information to include disclosure of attributable political contributions in excess of $500 during defined reporting periods.

32. No Waiver, Etc.

No failure or delay by the County or Contractor to insist upon the strict performance of any term, condition or covenant of this Agreement, or to exercise any right, power, or remedy consequent upon a breach thereof, covenant of this Agreement, or to exercise any right, power, or remedy consequent upon a breach thereof, shall constitute a waiver of any such term, condition, or covenant or of any such breach, or preclude the County or Contractor from exercising any such right, power, or remedy at any later time or times.

33. Survival.

The provisions of paragraphs 4 (Contractor's Representations and Warranties), 11 (Confidential Information),  15 (Indemnification), and 34 (Liquidated and Actual Damages) shall survive termination of this Agreement for ten (10) years.

34. Liquidated and Actual Damages.

Confidence and timeliness are essential elements of this Agreement and it is important that the work be vigorously prosecuted. If the Contractor fails to complete work in a timely manner or any work shall remain uncompleted beyond as specified in Attachment A of the Bid, the Contractor shall be liable for liquidated damages in the amount provided for in the Bid. It is very difficult, if not impossible, to accurately measure the damages to the County due to the Contractor's failure to perform. In addition to the liquidated damages caused by the Contractor's failure to timely perform in accordance with the Agreement, the County is likely to incur additional costs, all of which will be monitored by the County, and the Contractor shall also be responsible for such actual damages incurred. The County may seek damages pursuant to the performance bond in the amount of Five Million Five Hundred Sixty-Nine Thousand Eight Hundred Five Dollars ($5,569,805.00) and the Contractor’s commercial general liability insurance and professional liability insurance, each respectively in an amount up to the policy limits; however, in no event shall the County be compensated in the amount in excess of the damages incurred by County in connection with this Agreement. The obligation to pay the County for actual damages and costs shall be in addition to the Contractor’s obligation to pay the liquidated damages sum as described in the Bid. IN NO EVENT SHALL THE SURETY’S OBLIGATION UNDER THE PERFORMANCE BOND EXCEEDS THE PENAL SUM OF THE PERFORMANCE BOND. The County shall have the right, among all other rights under the Agreement, at law, or in equity, to deduct the liquated damages and the County’s actual damages as a result of the Contractor’s failure to timely perform, from any monies due or any monies that may become due to the Contractor.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first written above.

WITNESS:	CONMED, Inc. Federal Identification No. 52-1530272

______________________	By:	___________________________ (SEAL)
Richard W. Turner President and CEO

WITNESS:	BALTIMORE COUNTY, MARYLAND, a body corporate and politic

______________________	By:	_________________________________
Fred Homan 6/13/07 Acting Administrative Officer

APPROVED FOR LEGAL FORM AND SUFFICIENCY*
(Subject to Execution by A Duly Authorized County
Administrative Official and County Council, if Indicated)

________________________________
OFFICE OF THE COUNTY ATTORNEY
*Approval of Legal Form and Sufficiency Does Not Convey.
Approval or Disapproval of Substantive Nature of Transaction.
Approval is Based Upon Typeset Document. All Modifications Require Re-Approval.

REVIEWED AND APPROVED:

________________________________
James P. O’Neill, Director
Department of Corrections

BALTIMORE COUNTY COUNCIL

By: _________________________________
Chairman                    6/4/07